SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDER LOAN AGREEMENT (the "Agreement") is entered as of October 8, 2019 (the "Effective Date"), by and between Compunet Holdings AA Ltd., an Israeli company with a place of business at 11 Hasadnaot, Herzliya, Israel (the "Shareholder"), and NetPay International, Inc., a publicly-traded Nevada corporation, with an address at 2 Hamanofim St., Herzliya Pituach 4672562 Israel (the "Borrower").

WHEREAS, the Shareholder is a shareholder of the Borrower and in interested in loaning funds to the Borrower to finance the Borrower's operations;

WHEREAS, the parties wish to memorialize the terms and conditions governing the loan;

NOW THEREFORE, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.Loan Amount.

1.1 The Shareholder shall loan a total of $780,000 to the Borrower to finance the operations of the Borrower's business (the "Loan").

1.2The Loan shall bear interest at the Israel Bank Prime Rate plus 2.45% per annum, compounded annually. The parties shall calculate the interest based on a 360-day year consisting of twelve 30-day months. Interest will accrue until repayment of the Loan. The amount owed to the Shareholder shall be calculated as the Loan plus accrued interest thereon (the "Loan Amount").

2.Repayment.

2.1The Loan Amount shall be due and payable on December 31, 2020 (the “Maturity Date”), provided that the Borrower has enough cash flow to repay the Loan Amount without adversely affecting its then-current business activities. In the event the repayment of the loan would adversely affect the then-current business activities of the Borrower, the Maturity Date shall be postponed until the Borrower has enough cash flow to repay the Loan Amount without adversely affecting its then-current business activities.

2.2At any time, the Borrower, with one-week prior written notice, may repay the entire Loan Amount to the Shareholder without penalty.

3.Miscellaneous

3.1Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter herein, and supersedes all prior understandings and agreements, written or oral, pertaining thereto.

3.2Amendment and Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument executed by both parties. No delay or omission by either party to exercise any right under this Agreement shall impair or be construed as a waiver of such right.

3.3Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

3.4Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

3.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

3.6Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

THE SHAREHOLDER	THE BORROWER
Compunet Holdings AA Ltd.	NetPay International, Inc.

/s/ Alon Elbaz	/s/ Limor Mamon
Name: Alon Elbaz	Name: Limor Mamon
Title:	Title: CFO
Date:	Date: 10/10/2019